Exhibit 99.1

[Press Release]

XOMA Appoints John Varian as Chief Executive Officer

Berkeley, CA – January 5, 2012 – XOMA Corporation (Nasdaq: XOMA) today announced its Board of Directors has appointed John Varian as Chief Executive Officer.  Mr. Varian has been serving as the Interim Chief Executive since August 31, 2011, and has been a member of the Board since December 2008.  The Board’s decision followed a full executive search, which identified several additional qualified candidates.

“We have confidence that John is the right leader as XOMA transitions from a purely discovery and development-focused entity to one with a commercial capability.  We have seen a significant difference in how XOMA’s team is operating under John’s leadership.  He led the conversations to identify ways to increase the value of gevokizumab, which resulted in a thoughtful development plan that is grounded in the scientific evidence supporting IL-1 beta’s role across a broad range of inflammatory diseases,” commented W. Denman Van Ness, Chairman of the Board.

Mr. Varian stated, “I accepted the position as Interim Chief Executive to manage XOMA’s operations temporarily until we identified a permanent leader for the Company.  In these ensuing four months, I have developed a deep-seated excitement for XOMA, its products, its science, its people, and their ideas on how to ensure the Company has the opportunity to become a full-fledged commercial organization.  I believe XOMA is only a few short years away from attaining real success, and I decided I wanted to be a major part of that process.

“We have multiple goals to achieve in 2012.  Of greatest near-term importance, we anticipate initiating our global gevokizumab Phase 3 program in non-infectious uveitis, including Behçet’s uveitis, in the second quarter of 2012.  We expect to complete our Phase 2 proof-of-concept trial of gevokizumab in moderate to severe acne as part of our plan to pinpoint additional indications that can expand the commercial opportunities for our lead drug candidate.  This program will be expanded in 2012 when we launch two additional proof-of-concept studies for gevokizumab.  These goals are aligned fully with our strategy to maximize the potential of XOMA’s flagship product, pursue discovery-based opportunities, and establish XOMA as a U.S. commercial presence.”

About Gevokizumab

Gevokizumab (XOMA 052) is a potent monoclonal antibody with the potential to treat patients with a wide variety of inflammatory diseases and other diseases.  Gevokizumab binds strongly to interleukin-1 beta (IL-1 beta), a pro-inflammatory cytokine that has been shown to be involved in Behçet’s and other forms of non-infectious uveitis, cardiovascular disease, and other auto-inflammatory diseases.  By binding to IL-1 beta, gevokizumab inhibits the activation of the IL-1 receptor, thereby modulating the cellular signaling events that produce inflammation.

Les Laboratoires Servier is XOMA’s development and commercialization partner for gevokizumab.  XOMA holds rights to gevokizumab in the U.S. and Japan for non-cardiovascular indications, including non-infectious uveitis and acne for which clinical studies are ongoing.

About XOMA

XOMA is a leader in the discovery and development of novel antibody therapeutics.  The Company's lead drug candidate is gevokizumab (XOMA 052), a humanized antibody that binds to the inflammatory cytokine interleukin-1 beta, or IL-1 beta. XOMA’s proprietary product pipeline also includes antibodies against botulinum toxins, led by XOMA 3AB, a novel combination of three antibodies to prevent and treat botulism poisoning caused by exposure to botulinum neurotoxin Type A.  The Company’s preclinical pipeline includes candidates in development for autoimmune, cardio-metabolic, inflammatory and oncological diseases. Among these are two new classes of fully human monoclonal antibodies that activate (XMetA) or sensitize (XMetS) the insulin receptor in vivo, which represent distinct new therapeutic approaches to the treatment of patients with diabetes.

XOMA has a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary optimization and expression and manufacturing technologies that it uses for its own pipeline and in collaborations with pharmaceutical and biotechnology companies.  XOMA is headquartered in Berkeley, California.  For more information, please visit www.xoma.com.

Forward-Looking Statements

Certain statements contained herein concerning anticipated timing of initiation of clinical trials or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

Among other things, the timing of initiation of clinical trials may be delayed or may never occur as a result of actions or inaction by regulators or present or future collaboration partners, complications in the design, implementation or third-party approval of clinical trials or unanticipated safety issues.

These and other risks, including those related to the generally unstable nature of current economic and financial market conditions; the results of discovery and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative or licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations and their discretion in decision-making; XOMA's ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demand for products; scale-up, manufacturing and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA's financing needs and opportunities; uncertainties regarding the status of biotechnology patents; and uncertainties as to the costs of protecting intellectual property, are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects.

XOMA Corporation
Company and Investor Contact:
Carol DeGuzman
510-204-7270
deguzman@xoma.com

Juliane Snowden
The Oratorium Group, LLC
jsnowden@oratoriumgroup.com

Canale Communications
Media Contact:
Pam Lord
619-849-6003
pam@canalecomm.com